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Exhibit 4
Signature Page to Relationship Agreement
     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the date above written.

TIB FINANCIAL CORP.
By:	/s/ Stephen J. Gilhooly
Stephen J. Gilhooly
Chief Financial Officer

PURCHASERS:
/s/ Scott F. Lutgert

/s/ Simone Lutgert

/s/ Premier Insurance

/s/ Kimberly Lutgert

/s/ Kurt Lutgert

/s/ Kristin Lutgert

/s/ Howard B. Gutman and Rachel A. Gutman, JTWROS

/s/ Huntley H. Hornbeck II and Patricia A. Hornbeck, JTWROS

/s/ Stephen J. Benza and Carla L. Benza, JTWROS

/s/ Marc Williams

/s/ Richard J. Baker

/s/ David M. Crowley

/s/ Thomas A. Bringardner

/s/ Michael T. Hoyt

/s/ Dougall McCorkle

/s/ Elliot Levine